23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration No. 333-187371 on Form S-3 and Registration Statement Nos. 333-1837393, 333-189348, 333-168892 and 333-182268 on Form S-8 of our report dated March 14, 2013, relating to the consolidated balance sheet of GenMark Diagnostics, Inc. (the “Company”) and subsidiaries (formerly Osmetech plc and subsidiaries) as of December 31, 2012, and the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for the years ended December 31, 2012 and 2011, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2013.
/s/ DELOITTE & TOUCHE LLP
San Diego, California
March 11, 2014